FOR IMMEDIATE RELEASE

July 27, 1999

                  HS RESOURCES ANNOUNCES SECOND QUARTER RESULTS

San Francisco, California - HS Resources, Inc. (NYSE:HSE) today announced its operating and financial results for the quarter ended June 30, 1999. During the quarter, the Company earned $118,974 ($0.01 per share) and reported operating cash flow of $18.7 million ($0.99 per share). That compares to a loss of $3.3 million ($0.18 per share) and operating cash flow of $17.5 million ($0.94 per share) for the comparable prior year period. During the quarter, the Company produced 18.34 billion cubic feet of gas equivalent (Bcfe), which was a 6% decrease from the 19.56 Bcfe produced during the prior year period. However, after excluding 3.33 Bcfe of production attributable to certain Mid-Continent properties that were sold effective September 1, 1998, production for the current quarter was 13% higher than the prior year period. Approximately 81% of the production was natural gas.

Quarterly production revenues, including the effects of product price hedging, decreased 4% from the comparable prior year period, from $38.3 million to $36.7 million. This resulted from the combination of lower production, reflecting the Mid-Continent property sale, and a 2% increase in average product prices. The quarterly average gas price, including hedging activities, was $1.93 per thousand cubic feet (Mcf), a 5% increase from $1.83 realized in the second quarter of 1998, while realized oil prices declined 6%, to $13.78 from $14.63 per barrel (Bbl). Hedging activities decreased realized prices by $0.01 per Mcf and $2.33 per Bbl in 1999. For the comparable prior year period, hedging decreased the realized gas price by $0.06 per Mcf and increased the realized oil price by $1.25 per Bbl.

Lease operating expense decreased by 9%, from $8.2 million to $7.5 million, representing a 3% decline on a per-unit basis, from $0.42 to $0.41 per Mcfe ($2.51 and $2.44 per Boe, respectively). Overhead expense was reduced by 50%, from $2.2 million to $1.1 million, a 47% reduction on a per-unit basis, from $0.11 to $0.06 per Mcfe ($0.66 to $0.35 per Boe). The lower overhead reflects the Mid-Continent sale, efficiencies resulting from the ongoing D-J Basin consolidation program and offsetting revenue generated by an increase in the operating rates the Company charges on the wells it operates. Depreciation, depletion and amortization expense declined 20%, from $16.5 million to $13.2 million (14% on a per-unit basis) reflecting the Mid-Continent sale and the impact of new reserve bookings at June 30, 1999. Interest expense declined 5%, while per-unit interest expense was essentially flat. In addition, a charge of $1.1 million was recorded during this quarter due largely to an adjustment to the 1998 sale of the Mid-Continent properties.

HS Resources also announced the status of certain field operations.

D-J Basin quarterly production increased to 16.5 Bcfe, a 3% gain compared to 1998. This increase is the result of the Company's ongoing exploitation and development program. During the second quarter, the Company conducted ten Codell refracs, bringing the program total to more than 370. Seven new J-Sand wells were drilled and completed, and thirteen existing wells were deepened to the J-Sand. The Company also deepened five wells to the Dakota formation.

In the Gulf Coast region, net production rates almost doubled from levels recorded at the beginning of the quarter. During the quarter, the Company drilled six wells (1.2 net), of which four (0.8 net) were successful, resulting in a gross and net success rate of 67%. The most significant well was the Larry D. Douget et al #1, the Company's second successful well in its Indian Village project area, in which HS is the operator and has a 50% working interest
(WI). This well is currently testing, with preliminary gross reserves estimated to be 12 Bcfe. At Caney Creek (25% WI), the Company drilled one successful well (the Pierce Estate #2) and one dry hole. At Buhler (3% WI), two non-operated wells were successfully completed, bringing the Buhler program total to fifteen successful wells out of nineteen attempts. Also during the quarter, certain previously completed wells were brought on-line. The most significant are the Louis H. Adams #1 in the Indian Village project area and the M Half Circle #1 in the Lox B project area. The Adams #1 went on line during the first week of April and is producing almost 17 MMcfe per day. The M Half Circle #1 went on line during the third week of April and is producing nearly 15 MMcfe per day. HS owns a 50% WI and is the operator of both projects. Six additional wells are awaiting pipeline hookup.

Chairman and Chief Executive Officer Nicholas J. Sutton stated, "Overall, we're on track with our plans in all areas. Production is up, costs are down and prices are firm to positive. Perhaps of greatest importance to our shareholders is the strong positive movement in our stock price during the quarter."

Regarding the Gulf Coast program, HS Resources President P. Michael Highum commented, "At year-end 1998 net Gulf Coast production was approximately 8.7 MMcfe per day. At the beginning of the second quarter, production had risen to
12.7 MMcfe per day, and at the end of the second quarter our net daily production was almost 25 MMcfe. In addition, six wells have been completed but are awaiting pipeline hookup, which will further increase our net Gulf production."

Chief Financial Officer James E. Duffy added, "We continue to be in a strong financial position. For the past several years HS has had an effective product price hedging program in place. Gas represents more than 80% of our production, and approximately 67% of our third quarter gas production is hedged at $2.01 per Mcf, a good price for these typically weaker months. About 30% of our fourth quarter gas is hedged at $2.20 per Mcf. These hedges are "back to the wellhead," incorporating basis differentials and other considerations. At this point we are relatively unhedged for the winter production, although if the market continues to strengthen, we will begin hedging winter gas and summer 2000 gas as appropriate. On our proportionately smaller base of oil production, approximately 75% of our production for the second half of the year is hedged at slightly more than $15.00 Bbl (NYMEX). In addition, we were able to book 67 Bcfe of new proved reserves based on our June 30, 1999, internal engineering evaluation. This, combined with the effects of the Mid-Continent sale, allowed us to reduce our per-unit depletion rate by 15% to $0.69 per Mcfe ($4.16 per Boe). Equally important, while there was no single item which stands out, during the quarter we made significant progress in further reducing general and administrative expenses."

Statements concerning drilling, exploitation, development and other plans, expectations concerning production levels, strength, expected future operating efficiencies, hedging plans and all similar statements or implications are forward looking statements within the meaning of Federal securities laws. Actual results or events may differ materially from these forward looking statements, depending upon a variety of factors, including commodity prices, availability of capital, results of exploration and other drilling, cash flow from operations, costs of materials and labor, availability of equipment, regulatory burdens, opportunities to secure favorable hedges, Company objectives and business judgment and other factors, both within and outside of the Company's control. The Company's forward looking statements are qualified in their entirety by these and other factors more fully set forth on the company's report on Form 10-K filed March 31, 1999.

HS Resources, Inc. is an independent oil and gas exploration and development company with active projects in the D-J Basin, Northern Rocky Mountain and Gulf Coast regions. The common stock of HS Resources, Inc. is traded on the New York Stock Exchange under the symbol "HSE".

Contact:    Theodore Gazulis
            Vice President

            415-433-5795
            tgazulis@hsresources.com

                               HS Resources, Inc.
                           Summary of 1999 Operations

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In Thousands, Except Per Share Data)


                                                Quarter Ended            Six Months Ended
                                                  June 30,                   June 30,
                                            --------------------      ---------------------

                                              1999        1998          1999         1998
                                            -------     --------      -------     ---------
Revenues:
Oil & gas sales                             $36,720     $ 38,341      $72,808     $  83,712
Trading and transportation                   11,978       11,142       21,278        27,466
Other gas revenues                            2,518        2,276        5,042         4,145
Interest and other income                       113          439          270           643
                                            -------     --------      -------     ---------
    Total revenues                           51,329       52,198       99,398       115,966
                                            -------     --------      -------     ---------

Expenses:
Production taxes                              2,137        2,759        4,285         5,757
Lease operating                               7,470        8,169       14,160        15,314
Cost of trading and transportation           11,464       10,563       20,446        26,360
DD&A                                         13,203       16,450       27,402        31,932
Exploratory and abandonment                   2,722        1,157        4,739         1,673
Geological and geophysical                    1,465        5,212        3,487         7,830
Impairment and loss/(gain) on sales
   of oil and gas properties                  1,100          (73)       1,100           (73)
General and administrative                    1,066        2,152        2,475         3,990
Interest                                     10,510       11,071       20,940        21,852
                                            -------     --------      -------     ---------
    Total expenses                           51,137       57,460       99,034       114,635
                                            -------     --------      -------     ---------

Income (loss) before provision
  (benefit) for income taxes                    192       (5,262)         364         1,331

Provision (benefit) for income taxes             73       (2,005)         139           507
                                            -------     --------      -------     ---------
Net income (loss)                           $   119     $ (3,257)     $   225     $     824
                                            =======     ========      =======     =========

Net income (loss)  per share - diluted      $  0.01     $  (0.18)     $  0.01     $    0.04
                                            =======     ========      =======     =========


Outstanding shares - diluted                 18,895       18,590       18,657        18,649
                                            =======     ========      =======     =========


Operating cash flow (a)                     $18,682     $ 17,484      $37,092     $  42,693
                                            =======     ========      =======     =========



Operating cash flow per share - diluted     $  0.99     $   0.94      $  1.99     $    2.29
                                            =======     ========      =======     =========


(a) Net income before geological and geophysical, exploratory and abandonment, depreciation, depletion and amortization, impairment and (gain)/loss on sales of oil and gas properties and income taxes.

                               HS Resources, Inc.
                           Summary of 1999 Operations

                     SUMMARY PRODUCTION, PRICE AND COST DATA



                                                Quarter Ended                  Six Months Ended
                                                  June 30,                          June 30,
                                     ------------------------------    -----------------------------
                                                               %                                %
                                       1999        1998      Change      1999        1998     Change
                                     -------     -------     ------    -------     -------    ------

Production by district (MMcfe):
  D-J Basin and Northern Rockies      16,487      15,993         3%     32,978      30,685        7%
  Gulf Coast                           1,854         234       692%      2,890         516      460%
  Mid-Continent                            3       3,330      -100%          7       6,726     -100%
     Total production (MMcfe)         18,344      19,557        -6%     35,875      37,927       -5%

Period Production:
  Oil (MBbl)                             594         699       -15%      1,188       1,390      -15%
  Gas (MMcf)                          14,782      15,363        -4%     28,748      29,588       -3%
  Equivalent Gas (MMcfe)              18,344      19,557        -6%     35,875      37,927       -5%
  Equivalent Barrels (MBoe)            3,057       3,259        -6%      5,979       6,321       -5%

Daily Production:
  Oil (Bbl)                            6,523       7,681       -15%      6,562       7,679      -15%
  Gas (Mcf)                          162,437     168,822        -4%    158,831     163,468       -3%
  Equivalent Gas (Mcfe)              201,577     214,910        -6%    198,203     209,541       -5%
  Equivalent Barrels (Boe)            33,596      35,818        -6      33,034      34,924       -5%

Average oil price (Bbl)              $ 13.78     $ 14.63        -6%    $ 13.29     $ 15.79      -16%
Average gas price (Mcf)              $  1.93     $  1.83         5%    $  1.98     $  2.09       -5%
Average price (Mcfe)                 $  2.00     $  1.96         2%    $  2.03     $  2.21       -8%
Average price (Boe)                  $ 12.01     $ 11.76         2%    $ 12.18     $ 13.24       -8%

Costs:
  G&A per Mcfe                       $  0.06     $  0.11       -45%    $  0.07     $  0.11      -36%
  LOE per Mcfe                       $  0.41     $  0.42        -2%    $  0.39     $  0.40       -3%
  DD&A per Mcfe                      $  0.72     $  0.84       -14%    $  0.76     $  0.84      -10%
  G&A per Boe                        $  0.35     $  0.66       -47%    $  0.41     $  0.63      -35%
  LOE per Boe                        $  2.44     $  2.51        -3%    $  2.37     $  2.42       -2%
  DD&A per Boe                       $  4.32     $  5.05       -14%    $  4.58     $  5.05       -9%
 (DD&A includes depreciation
  on non oil and gas assets)

                                                 HS Resources, Inc.
                                             Summary of 1999 Operations

                                        CONDENSED CONSOLIDATED BALANCE SHEETS
                                                   (In Thousands)



                                                       June 30,    December 31,
                                                         1999          1998
                                                       ---------   ------------

Assets

Current assets                                         $ 60,878     $ 60,265
Oil & gas properties                                    952,398      924,663
Accumulated DD&A                                       (201,884)    (175,729)
Other assets                                             20,371       23,240
                                                       ---------    ---------

Total assets                                           $831,763     $832,439
                                                       =========    =========



                                                       June 30,    December 31,
                                                         1999          1998
                                                       ---------   ------------

Liabilities and Stockholders' Equity

Current liabilities                                    $ 65,924     $ 79,164
Bank debt                                               247,000      230,000
9-7/8% Subordinated notes, due 2003                      74,742       74,712
9-1/4% Subordinated notes, due 2006                     230,509      230,205
Other long-term liabilities & deferred revenue           11,390       21,359
Deferred taxes                                           46,376       44,138
Stockholders' equity                                    155,822      152,861
                                                       ---------    ---------

Total liabilities and stockholders' equity             $831,763     $832,439
                                                       =========    =========

                                               HS Resources, Inc.
                                           Summary of 1999 Operations

                                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                 (In Thousands)

                                                                        Six Months
                                                                         June 30,
                                                                  ----------------------

                                                                     1999          1998
                                                                  --------      --------

Cash flows from operating activities:
Net income                                                        $    225      $    824
Depreciation, depletion and amortization                            27,402        31,933
Impairment and loss/(gain) on sales of oil and gas properties        1,100           (73)
Amortization of deferred charges, debt issue costs
  and deferred compensation                                          2,246         1,225
Surrendered and expired acreage                                      1,905            --
Transfer treasury stock to 401(k) plan                                 763           549
Deferred income tax provision                                          138           371
Decrease (increase) in accounts receivable                          (7,350)       (4,022)
Increase (decrease) in accounts payable and accrued expenses        (4,084)          264
Decrease in deferred revenue, net                                   (5,480)       (2,506)
Other                                                                   (7)         (603)
                                                                  --------      --------
Net cash provided by operating activities                           16,858        27,962
                                                                  --------      --------

Cash flows from investing activities:
Exploration, development and leasehold costs                       (30,184)      (56,932)
Purchase of unproved and proved properties                              --        (3,499)
Gas gathering and transportation facilities additions                 (177)          (26)
Other property additions                                              (233)         (524)
Adjusted proceeds from the sale of oil and gas properties             (808)        1,552
Increase (decrease) in property related payables                   (11,545)       11,946
                                                                  --------      --------
Net cash used in investing activities                              (42,947)      (47,483)
                                                                  --------      --------

Cash flows from financing activities:
Proceeds from debt                                                  40,000        39,000
Repayments of debt                                                 (23,000)      (18,000)
Exercise of options                                                      6           631
Issuance of common stock                                               611            --
Purchase of treasury stock                                             (34)       (1,605)
Other                                                                   --          (613)
                                                                  --------      --------
Net cash (used in) provided by financing activities                 17,583        19,413
                                                                  --------      --------

Net decrease in cash and
  cash equivalents                                                  (8,506)         (108)

Cash and cash equivalents, beginning
  of the period                                                      9,658         6,908
                                                                  --------      --------

Cash and cash equivalents, end of
  the period                                                      $  1,152      $  6,800
                                                                  ========      ========

                                         HS Resources, Inc.
                                     Summary of 1999 Operations


                        1999 DEVELOPMENT, EXPLOITATION AND EXPLORATION COSTS
                                           (In Thousands)



                                                          Six Months Ended 6/30/99
                                          -----------------------------------------------------
                                          D-J         Gulf       Northern
                                          Basin       Coast      Rockies       Other     Total
                                          -------     -------    --------      -----    -------
 Capitalized Costs
    Land                                  $    43     $ 2,170     $    56      $ 82     $ 2,351
    Exploration Drilling                       --       4,943         842        --       5,785
    Development Drilling                    2,931          --          --        --       2,931
    Recompletions and Refracs              15,297         228         (30)       --      15,495
    Acquisitions                               --           6          --        17          23
    Capitalized Interest & Other            3,013         460          99        27       3,599
                                          -------     -------     -------      ----     -------
    Total Capitalized Costs                21,284       7,807         967       126      30,184
                                          -------     -------     -------      ----     -------

 Costs Charged to Income Statement
    Geological & Geophysical                  103       2,928         236       220       3,487
    Exploratory Dryholes                      231       1,000          --        --       1,231
    Surrendered & Expired Acreage (1)          15       1,822          68        --       1,905
    Other Exploratory                         318       1,095         163        27       1,603
                                          -------     -------     -------      ----     -------
    Total G&G and Exploration Costs           667       6,845         467       247       8,226
                                          -------     -------     -------      ----     -------

    Total Development, Exploitation
       and Exploration Costs              $21,951     $14,652     $ 1,434      $373     $38,410
                                          =======     =======     =======      ====     =======

(1) Includes non-cash charges in the current period for certain previously capitalized leasehold costs attributable to expired acreage and associated capitalized interest.